Exhibit 99.1

ZAP Announces Change of Stock Ticker Symbol to ZP

Ticker Symbol Change Scheduled to Take Effect July 7, 2005

SANTA ROSA, Calif.--(BUSINESS WIRE)--July 1, 2005--ZAP (PCX:ZAPZ - News), pioneering the next generation of advanced transportation and energy technologies, announced today that the Company's ticker symbol on the Archipelago Exchange (ArcaEx), a facility of the Pacific Exchange, will change to the two-letter symbol ZP, effective July 7, 2005.

The Company's stock currently trades on ArcaEx under the ticker symbol ZAPZ. The Company listed on the ArcaEx stock exchange on June 21, 2005. ArcaEx is the nation’s first totally open, all-electronic stock exchange.

“We are excited about our recent move to ArcaEx and now our adoption of the new ticker symbol ZP,” said Steve Schneider, the CEO of ZAP. “The new listing significantly broadens our potential investor pool by helping enable investment in ZAP by institutional investors, who were previously unable to invest in our Company when it was traded on the Over the Counter Bulletin Board. We believe that our listing on ArcaEx will help us in our goal to build shareholder value.”

Mr. Schneider noted that the move to ArcaEx comes at an exciting moment for ZAP, whose advanced energy technologies, fuel-efficient and zero-pollution vehicles are increasingly attracting the attention of U.S. consumers concerned about record-high gas prices and threats to the environment.

 For more information about ZAP’s listing on the ArcaEx stock exchange, please visit: http://www.tradearca.com.

About ZAP
ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies and energy products since 1994. For more information, visit http://www.zapworld.com. For investor-specific information, visit http://www.trilogy-capital.com/tcp/zap. To read or download the Company's Investor Fact Sheet visit http://www.trilogy-capital.com/tcp/zap/factsheet.html.

Cautionary Statement
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange

Contact:
ZAP
Alex Campbell, 707-525-8658 Ext. 241 (Media Relations)
 acampbell@zapworld.com
or
Trilogy Capital Partners, Inc.
Paul Karon, 800-342-1467 (Investor Relations)
investor@zapworld.com